Exhibit 5.1

300 North LaSalle Chicago, IL 60654-3406 Tel: 312 728 9000 Fax: 312 728 9199

March 9, 2026

U.S. Bancorp

800 Nicollet Mall Minneapolis, Minnesota 55402

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have represented U.S. Bancorp, a Delaware corporation (the “Company”), in connection with its filing of a registration statement on Form S-3 (No. 333-294133), including the prospectus constituting a part thereof, dated March 9, 2026 (the “Registration Statement”), and the prospectus supplement, dated March 9, 2026 (the “Prospectus Supplement”), with the Securities and Exchange Commission (the “Commission”) on the date hereof for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), among other securities, an unspecified principal amount of the Company’s Medium-Term Notes, Series EE (Senior) (the “Series EE Notes”), and Medium-Term Notes, Series FF (Subordinated) (the “Series FF Notes” and, together with the Series EE Notes, the “Securities”). The Series EE Notes are issuable pursuant to an Indenture, dated as of October 1, 1991, as amended by a First Supplemental Indenture, dated as of April 21, 2017 (as so amended, the “Senior Indenture”), between the Company and Citibank, N.A., as trustee (the “Senior Notes Trustee”). The Series FF Notes are issuable pursuant to an Indenture, dated as of October 1, 1991, as amended by a First Supplemental Indenture, dated as of April 1, 1993, and a Second Supplemental Indenture, dated as of April 21, 2017 (as so amended, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), between the Company and Citibank, N.A., as trustee (the “Subordinated Notes Trustee” and, together with the Senior Notes Trustee, the “Trustees”). Certain terms of the Securities will be established by or pursuant to resolutions of the Company’s board of directors (the “Corporate Proceedings”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions expressed herein, we have examined (i) the Registration Statement; (ii) the Prospectus Supplement; (iii) executed copies of the Indentures; (iv) an executed copy of the Officers’ Certificate and Company Order Series EE (Senior), dated as of March 9, 2026, establishing the forms and certain terms of the Series EE Notes; (v) an executed copy of the Officers’ Certificate and Company Order Series FF (Subordinated), dated as of March 9, 2026, establishing the forms and certain terms of the Series FF Notes; and (vi) the forms of the master global notes and global notes representing the Securities.

In addition, we have examined such other documents, certificates and opinions and have made such further investigation as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity and completeness of all original documents reviewed by us in

BRUSSELS CHICAGO DALLAS FRANKFURT HOUSTON LONDON  LOS ANGELES MILAN

MUNICH NEW YORK PALO ALTO PARIS ROME SAN FRANCISCO WASHINGTON

U.S. Bancorp

March 9, 2026

original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents, and we have assumed the validity and enforceability of all documents against all parties thereto, other than the Company, in accordance with their respective terms. As to matters of fact material to our opinions, we have, to the extent we deemed such reliance appropriate, relied upon certificates of officers of the Company and of public officials with respect to the Company.

Based upon and subject to the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that:

(1) assuming the Corporate Proceedings have been completed and that the Series EE Notes have been duly authorized and established in accordance with the Senior Indenture and (A) in the case of Notes represented by a master global note duly executed and authenticated in accordance with the Senior Indenture, such Notes have been duly issued in accordance with the Senior Indenture, the Senior Notes Trustee and/or a duly appointed paying agent has made, in accordance with the instructions of the Company, the appropriate entries or notations in its records relating to the master global note that represents such Notes and such Notes have been delivered in accordance with the applicable distribution agreement against payment therefor; and (B) in the case of Notes represented by a global note, such Notes have been duly executed by the Company, authenticated by the Senior Notes Trustee in accordance with the Senior Indenture, and delivered in accordance with the Senior Indenture and the applicable distribution agreement against payment, the Series EE Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Senior Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances; and

(2) assuming the Corporate Proceedings have been completed and that the Series FF Notes have been duly authorized and established in accordance with the Subordinated Indenture and (A) in the case of Notes represented by a master global note duly executed and authenticated in accordance with the Subordinated Indenture, such Notes have been duly issued in accordance with the Subordinated Indenture, the Subordinated Notes Trustee and/or a duly appointed paying agent has made, in accordance with the instructions of the Company, the appropriate entries or notations in its records relating to the master global note that represents such Notes and such Notes have been delivered in accordance with the applicable distribution agreement against payment therefor; and (B) in the case of Notes represented by a global note, such Notes have been duly executed by the Company, authenticated by the Subordinated Notes Trustee in accordance with the Subordinated Indenture, and delivered in accordance with the Subordinated Indenture and the applicable distribution agreement against payment therefor, the Series FF Notes will constitute valid and legally binding obligations of the Company entitled to

U.S. Bancorp

March 9, 2026

the benefits of the Subordinated Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

We note that, as of the date of this opinion, a judgment for money in an action based on the Securities in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars, and the date used to determine the rate of conversion of foreign currencies or currency units into United States dollars would depend upon various factors, including which court renders the judgment. A state court in the State of New York rendering a judgment on such Securities would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Securities are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

We are admitted to practice law in New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement, the Prospectus Supplement or any related pricing supplement, term sheet or other offering material regarding the Company or the Securities or their offering and sale.

This opinion speaks as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K filed with the Commission on the date hereof and its incorporation by reference into the Registration Statement and to the reference to this firm under the captions “Validity of Securities” in the Registration Statement and “Legal Matters” in the Prospectus Supplement. If a pricing supplement relating to the offer and sale of any particular Securities is prepared and filed by the Company with the Commission on a future date and the pricing supplement contains a reference to this firm and our opinion substantially in the form set forth below, this consent shall apply to that opinion and to all references to this firm in such pricing supplement:

U.S. Bancorp

March 9, 2026

“In the opinion of Willkie Farr & Gallagher LLP, as counsel to the Company, when the notes offered by this pricing supplement have been [issued by the Company pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from the Company, the appropriate entries or notations in its records relating to the master global note that represents such notes, and such notes have been delivered against payment as contemplated herein][executed and issued by the Company and authenticated by the trustee in accordance with the indenture, and delivered against payment as contemplated herein], the notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

This opinion is given as of the date hereof and is limited solely to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the opinion of such counsel, dated March 9, 2026, which has been filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2026.”

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP